Exhibit 10.1

1700 South Patterson Boulevard

Dayton, Ohio 45479

PERSONAL AND CONFIDENTIAL

November 19, 2007

Mr. Anthony Massetti

27662 Aliso Creek Road

Aliso Viejo, CA

Dear Tony:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of NCR Corporation (“NCR”). This offer is contingent on the approval of NCR’s Board of Directors (the “Board”). The Board will confirm the effective date of your appointment (your “Start Date”), which is anticipated to be late January , 2008, following completion of your duties at your current employer. Subject to the approval of the Board, you will be a Section 16 officer of NCR. This position will be based in New York, and you will report directly to me and be a member of the NCR leadership team. Other details of the offer are set forth below.

Annual Base Salary — Your initial annual base salary will be $475,000, commencing on your Start Date. You will be paid on a bi-weekly pay schedule, one week in arrears. Your annual base salary can be increased to $500,000 in 2008 based on the CEO’s appraisal of your performance.

Management Incentive Plan for Executive Officers (MIP) – You will be eligible to participate in NCR Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of NCR Corporation in meeting annual performance objectives. For 2008, which has a payout in March 2009, you will be eligible for a target incentive award of 75% of your base salary, with a maximum potential payout of 150% of your base salary.

You will also have an opportunity to earn an additional 25% of your annual base salary, if a determined “stretch objective” is met.

You will also have an opportunity to earn an additional 10% of your annual base salary, if the Company meets certain diversity objectives.

Your 2008 award will be pro-rated for the number of calendar months, or parts thereof, during which you are employed with NCR in 2008. Each of these award opportunities will be based upon the Management Incentive Objectives established by the Compensation and Human Resource Committee of the Board (the “Committee”), and is subject to the Committee’s discretion.

Your annual performance and compensation, including any future equity awards, will be assessed and determined each year by the Committee, and are subject to approval by the NCR Board of Directors.

Hiring Equity Award – Subject to the Committee’s approval, and effective on the date designated by the Committee (“Equity Effective Date”), you will receive an initial equity award with a total value of $2,475,000, of which a portion will be in the form of performance-based restricted stock units and the remainder will be in the form of stock options. Additional details of the grant are as follows:

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Performance-Based Restricted Stock Units: The number of performance-based restricted stock units (each of which represents a single share of NCR common stock) you will receive will be determined by dividing $1,375,000 by the average of the closing price of NCR stock for the 20 trading days immediately preceding but not including the Equity Effective Date. The result will be rounded to the nearest whole unit. The number of shares payable upon the vesting of the Units is based on NCR Corporation’s performance over a three-year term, as determined through the achievement of NCR Corporation’s cumulative net operating profit or other established measure. Based on actual company performance, participants can earn between 0% and 150% of the targeted number of shares at the end of the three-year cumulative time period and upon certification by the NCR Corporation Compensation & Human Resource Committee (the “Committee”), provided you are still employed by NCR at that time. The Units will be subject to standard terms and conditions determined by the Committee.

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Stock Options: NCR Corporation will grant you nonqualified options to purchase shares of NCR Corporation common stock (the “Options”), with a value of $1,100,000. The actual number of Options will be determined by taking the value of the award, or $1,100,000 and dividing it by the average closing price of NCR stock for the twenty (20) trading days immediately preceding, but not including, the Equity Effective Date, and then dividing the result by the Black Scholes value for 2008, as established by the NCR Controller’s Group. The result shall be rounded to the nearest whole share. The exercise price of each option will be equal to the closing price of NCR stock on the Equity Effective Date. The Options will vest in 25% increments on each of the first four anniversaries of the Equity Effective Date, subject to your continued employment with the Company on each such anniversary date, and will expire upon the tenth anniversary of the Equity Effective Date. The Options will be subject to standard terms and conditions determined by the Committee.

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February 2008 Equity Grant: You will receive as part of NCR’s annual equity program an award with a total value of $1,000,000, of which 50% will be in the form of performance based stock units and 50% will be in the form of stock options.

Your equity awards will be issued under the terms of NCR’s Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award will be outlined in the award agreements contained on Fidelity’s website. Within several weeks of your Equity Effective Date, your grant will be loaded to

Fidelity’s system. You can access your grant at www.netbenefits.fidelity.com. Please review the grant information carefully, including the grant agreement, and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by email at global.compensation@ncr.com.

Relocation - It is expected that you will move to the New York area within six months of your Start Date (the “Relocation Period”). During the Relocation Period and prior to your relocation, NCR will reimburse you for your actual, reasonable rental and related housing expenses for an apartment or other suitable temporary housing, up to a maximum of $5,000 per month, in the New York metropolitan area. You will be eligible for relocation benefits under NCR’s Executive Relocation Policy, which provides destination home purchase assistance, movement of household goods, reimbursement of final move expenses and a lump sum payment to cover home finding trips and miscellaneous expenses. In addition, and subject to NCR’s policies with respect to relocation of its executives, you will be eligible for the following:

•	Reimbursement for the reasonable expenses of storing your household goods for up to 30 days;

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Home sale assistance, as well as reimbursement up to 60 days for expenses such as mortgage interest, real estate taxes, homeowners insurance, utilities and maintenance if you purchase a home in the New York metropolitan area prior to selling your existing home; and

•	A mortgage subsidy, subject to NCR’s standard policies, in the event you purchase a home in the New York metropolitan area.

Vacation – You will eligible for four weeks of paid vacation annually, in addition to the floating holidays provided to NCR employees in the U.S. In the event your start date is after January 1, 2008, you will be entitled to a pro rated number of paid vacation days for 2008, based on eligibility for four weeks of annual vacation.

Executive Medical Exam and Financial Planning Programs – Beginning in 2008, and subject to NCR’s continuation of the programs, you will be eligible to participate in the Executive Medical Exam Program and the Executive Financial Planning Program. The Executive Medical Exam Program currently provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice. The Executive Financial Planning Program currently provides an annual payment of $12,000, less all applicable taxes, to be used for an executive’s individual financial planning needs. Each of these programs is subject to amendment or termination by NCR.

Change in Control – Subject to the approval of the Committee, you will be eligible to participate in NCR’s current Change in Control Severance Plan for Executive Officers in a Tier I position. Subject to the terms and conditions of that plan, in the event of a qualified termination of employment following a Change-In-Control (as defined in the plan), you will receive a severance benefit of three times your base salary and bonus. This plan is subject to amendment or termination by NCR in accordance with the terms of the plan.

Other Benefits – You will be eligible to participate in other current executive benefits that are available to our Section 16 officers and as otherwise determined by the Committee from time to time. In addition, on your Start Date, you will automatically receive core benefit coverage for yourself, including health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage. You will then have the opportunity to design your own personalized benefit elections through the company’s flexible benefits program. Upon receipt of your signed offer letter, the NCR Benefits Service Center will send you a benefits package. You will have thirty (30) days from the date your benefits package is mailed to make your benefit elections. You also have this same thirty (30) day period to enroll eligible dependents, whose coverage will be made retroactive to your Start Date. Open benefits enrollment is conducted each Fall. At that time, you will have an opportunity to make benefits elections for the following year.

Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan.

Non-Competition – By accepting this offer of employment, you agree that during your employment with NCR and for a twelve (12) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Board, (1) render services directly or indirectly to any “Competing Organization” (as defined in this paragraph) involving the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during the last two (2) years of your NCR employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates to terminate his or her employment with or otherwise cease his or her relationship with NCR, its subsidiaries or affiliates; or (3) solicit the business of any firm or company with which you worked during the last two (2) years of your NCR employment, including customers of NCR. For purposes of this letter, “Competing Organization” means any organization listed on Attachment A, as reasonably amended on an annual basis by the Committee or me, as well as any subsidiaries of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction after the date of the last update to Attachment A.

Confidentiality and Non-Disclosure – You agree that during the term of your employment with NCR and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of NCR or as required by applicable law, disclose to others or use, whether directly or indirectly, any “Confidential Information” regarding NCR. “Confidential Information” shall mean information about NCR, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by NCR, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of NCR, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission (the “SEC”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to NCR, and that such information gives NCR a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to NCR all documents, slides, computer tapes, disks and other media (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this letter (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for the protection of NCR’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits as described in this letter, and all other consideration provided to you under the terms of this letter (subject to the Board’s approval). You further acknowledge and agree that if you breach the Restrictive Covenants, NCR will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration – Any controversy or claim related in any way to this letter or your employment with NCR (including, but not limited to, any claim of fraud or misrepresentation or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if you are the prevailing party, you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

Tax Matters – NCR agrees to cooperate with you to amend this letter to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Internal Revenue Code (and any Department of Treasury regulations promulgated thereunder), but only to the extent such amendment would not have a more than de minimis adverse effect on the Company.

Notwithstanding any other provision of this letter, NCR may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment.

Tony, I am excited about the contributions you can bring to NCR, and I look forward to working with you as we build NCR’s future success.

Sincerely,

/s/ William Nuti
William Nuti
Chief Executive Officer

/s/ Anthony Massetti	November 20, 2007
Agreed and Accepted	Date
Anthony Massetti

Attachment A

For purposes of non-competition provisions in NCR benefit plans that refer to “Competing Organizations” as identified by the Chief Executive Officer in January of each year, the following companies are identified as “Competing Organizations” for 2007:

Accenture	IBM	Retalix
Business Object	Itautec*	SAP
Carreker	Jack Henry	SAS*
Cognos	KAL	Satyam*
D.T.*	Keba	Siebel
Data Allegro*	Metavante	Siemens
DeLa Rue*	Metrologic	Sun Microsystems
Dell	Micros	Tata*
Diebold	Microsoft	Tecniflex
Efmark	Motorola (division which was formerly Symbol Technologies)	Torex*
Euronet*	Netezza	Triton
Fiserv	Omron	Unica*
Fujitsu	Oracle	Unisys
G.R.G*	Par	Viewpointe
Getronics	Phoenix	Wincor
Hewlett Packard	Procom	Wipro*
Hitachi	PSC
Hyosung*	Radiant

*	Addition for 2007

/s/ William Nuti
William Nuti
Chief Executive Officer

2/28/07
Date